SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-11( c) or §240.14a-12

Murphy Oil Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

NOTICE OF ANNUAL MEETING

To the Stockholders of

Murphy Oil Corporation:

The Annual Meeting of Stockholders of MURPHY OIL CORPORATION will be held at the South Arkansas Arts Center, 110 East 5th Street, El Dorado, Arkansas, on Wednesday, May 11, 2005, at 10:00 a.m., Central Daylight Time, for the following purposes:

1.	To elect directors to serve for the ensuing year.

2.	To vote upon a proposed amendment to the Company’s Certificate of Incorporation attached as Exhibit A to the accompanying Proxy Statement. If adopted, this amendment will increase the number of authorized shares of Common Stock from 200,000,000 to 450,000,000.

3.	To approve or disapprove the action of the Audit Committee of the Board of Directors in appointing KPMG LLP as the Company’s independent registered public accounting firm for 2005.

4.	To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on March 15, 2005, the record date fixed by the Board of Directors of the Company, will be entitled to notice of and to vote at the meeting or any adjournment thereof. A list of all stockholders entitled to vote is on file at the offices of the Company, 200 Peach Street, El Dorado, Arkansas 71730.

You may vote your shares by signing and returning the enclosed proxy card or by telephone or internet as explained on the card.

WALTER K. COMPTON

Secretary

El Dorado, Arkansas

March 28, 2005

PROXY STATEMENT

March 28, 2005

SOLICITATION

The solicitation of the enclosed proxy is made on behalf of the Board of Directors of Murphy Oil Corporation (the “Company”) for use at the Annual Meeting of Stockholders to be held on May 11, 2005. It is expected that this Proxy Statement and related materials will first be mailed to stockholders on or about March 28, 2005.

The complete mailing address of the Company’s principal executive offices is 200 Peach Street, P.O. Box 7000, El Dorado, Arkansas 71731-7000.

VOTING PROCEDURES

The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting is required for approval of matters presented at the meeting. Your proxy will be voted at the meeting, unless you (i) revoke it at any time before the vote by filing a revocation with the Secretary of the Company, (ii) duly execute a proxy card bearing a later date, or (iii) appear at the meeting and vote in person. Proxies returned to the Company, votes cast other than in person and written revocations will be disqualified if received after commencement of the meeting. If you elect to vote your proxy by telephone or internet as described in the telephone/internet voting instructions on your proxy card, we will vote your shares as you direct. Your telephone/internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned your proxy card.

Votes cast by proxy or in person at the meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any other business submitted at the meeting to the stockholders for a vote. Abstentions, however, do not constitute a vote “for” or “against” any matter and thus will be disregarded in the calculation of “votes cast.”

The election inspectors will treat shares referred to as “broker non-votes” (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and that the broker or nominee does not have discretionary power to vote on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

Unless specification to the contrary is made, the shares represented by the enclosed proxy will be voted FOR all the nominees for director; FOR the proposed amendment to the Company’s Certificate of Incorporation and FOR approval of the appointment of KPMG LLP as the Company’s independent registered public accounting firm.

VOTING SECURITIES

On March 15, 2005 the record date for the meeting, the Company had outstanding 92,213,558 shares of Common Stock, all of one class and each share having one vote in respect of all matters to be voted on at the meeting. This amount does not include 2,399,527 shares of treasury stock. Information as to Common Stock Ownership of certain beneficial owners and management is set forth in the tables on pages 7 and 8 (“Security Ownership of Certain Beneficial Owners” and “Security Ownership of Management”).

ELECTION OF DIRECTORS

The by-laws of the Company provide for ten directors who will be elected at the Annual Meeting of Stockholders. Proxies cannot be voted for a greater number of persons than the number of nominees named. The by-laws also provide that the directors elected at each Annual Meeting of Stockholders shall serve until their successors are elected and qualified.

To the extent authorized by the proxies, the shares represented by the proxies will be voted in favor of the election as directors of the ten nominees whose names are set forth below. If for any reason any of these nominees is not a candidate when the election occurs, the shares represented by such proxies will be voted for the election of the other nominees named and may be voted for any substituted nominees. However, management of the Company does not expect this to occur. All of management’s nominees, except Neal E. Schmale, were elected at the last Annual Meeting of Stockholders. Mr. Schmale was elected by the Board on August 4, 2004. All directors, other than Mr. Deming, have been deemed independent by the Board based on the categorical standards of independence included in the Company’s Corporate Governance Guidelines and attached as Exhibit B. Mr. Nolan, the Non-Employee Chairman of the Board, serves as presiding director at regularly scheduled (February, August and December) meetings of non-management directors without the Company’s management. Interested parties may communicate with the presiding non-management director in the manner described in the Corporate Governance Guidelines. The names of the nominees, and certain information as to them, are as follows:

Director Nominees

Name and age	Principal occupation or employment	Other directorships
Frank W. Blue Santa Barbara, California Age: 63 Director Since: 2003 Board Committees: Audit Nominating & Governance	Attorney; Attorney, Fulbright
& Jaworski from July, 2001 to
October, 2003; Vice President,
General Counsel and
Secretary of Caltex Corp.,
a petroleum refining and
marketing company, from
	January, 1983 to June, 2001	None
George S. Dembroski Toronto, Ontario, Canada Age: 70 Director Since: 1995 Board Committees: Executive Audit Chair, Executive Compensation	Vice Chairman, Retired, RBC Dominion Securities, Limited, an investment dealer	Cameco Corporation Saskatoon, Saskatchewan, Canada Extendicare Inc. Markham, Ontario, Canada

Name and age	Principal occupation or employment	Other directorships
Claiborne P. Deming El Dorado, Arkansas Age: 50 Director Since: 1993 Board Committees: Executive	President and Chief Executive Officer of the Company	Entergy Corporation New Orleans, Louisiana
Robert A. Hermes Houston, Texas Age: 65 Director Since: 1999 Board Committees: Chair, Nominating & Governance Public Policy & Environmental	Chairman of the Board, Retired, Purvin & Gertz, Inc., an international energy consulting firm; Chairman, Purvin & Gertz 2000–October, 2004	None
R. Madison Murphy El Dorado, Arkansas Age: 47 Director Since: 1993 (Chairman, 1994-2002) Board Committees: Executive Chair, Audit	Managing Member, Murphy Family Management, LLC	Deltic Timber Corporation El Dorado, Arkansas BancorpSouth, Inc. Tupelo, Mississippi
William C. Nolan, Jr. El Dorado, Arkansas Age: 65 Director Since: 1977 Board Committees: Chairman of the Board and Executive Committee, ex-officio member of all other committees	Partner, Nolan & Alderson, Attorneys; President, Noalmark Broadcasting, engaged in radio broadcasting	None
Ivar B. Ramberg Osteraas, Norway Age: 67 Director Since: 2003 Board Committees: Nominating & Governance Public Policy & Environmental	Executive Officer, Ramberg Consulting AS, an energy consulting firm since 2000; President and CEO, Norsk Hydro Canada, an oil and gas exploration and production company, from 1996 to 2000	None

Name and age	Principal occupation or employment	Other directorships
Neal E. Schmale San Diego, California Age: 58 Director Since: 2004 Board Committees: Executive Compensation Audit	Executive Vice President and CFO, Sempra Energy, an energy services holding company	Sempra Energy San Diego, California WD-40 Company (Chairman) San Diego, California
David J. H. Smith Maidstone, Kent, England Age: 63 Director Since: 2001 Board Committees: Executive Compensation Public Policy & Environmental	Chief Executive Officer, Retired, Whatman plc, a life sciences company, since September, 2001; CEO of Whatman from 1996 to September, 2001	None
Caroline G. Theus Alexandria, Louisiana Age: 61 Director Since: 1985 Board Committees: Executive Chair, Public Policy & Environmental	President, Inglewood Land and Development Co., a farming and land holding corporation; President, Keller Enterprises, LLC which manages investments and real estate holdings	None

Claiborne P. Deming, R. Madison Murphy, William C. Nolan, Jr. and Caroline G. Theus are first cousins.

Committees

The standing committees of the Board of Directors are the Executive Committee, the Audit Committee, the Executive Compensation Committee, the Nominating & Governance Committee and the Public Policy & Environmental Committee.

The Executive Committee is empowered to exercise certain functions of the Board of Directors when the Board is not in session.

The Audit Committee has the sole authority to appoint or replace the Company’s independent registered public accounting firm who report directly to the committee. The committee also assists the Board’s oversight of the integrity of the Company’s financial statements, the independent auditors’ qualifications and independence, the performance of the Company’s internal audit function and independent auditors and the compliance by the Company with legal and regulatory requirements. This committee meets with representatives of the independent auditors and with members of the internal Auditing Division for these purposes. All of the members of the Audit Committee are independent under the rules of the New York Stock Exchange, the requirements of the Securities and Exchange Commission and the Company’s independence standards. George S. Dembroski is the Committee’s designated financial expert.

The Executive Compensation Committee oversees the compensation of the Company’s executives and directors and administers the Company’s Annual Incentive Compensation Plan, the 1992 Stock Incentive Plan and the Stock Plan for Non-Employee Directors. All of the members of the Executive Compensation Committee are independent under the rules of the New York Stock Exchange and the Company’s independence standards.

The Nominating & Governance Committee identifies and recommends Board members, recommends appointments to Board committees, oversees evaluation of Board performance, develops, reviews and assesses the Corporate Governance Guidelines of the Company and reviews programs related to compliance with the Company’s Code of Business Conduct and Ethics. All of the members of the Nominating & Governance Committee are independent under the rules of the New York Stock Exchange and the Company’s independence standards. Information regarding the process for evaluating and selecting potential director candidates, including those recommended by stockholders, is set out in the Company’s Corporate Governance Guidelines. Stockholders desiring to recommend candidates for membership on the Board of Directors for consideration by the Nominating & Governance Committee should address their recommendations to: Nominating & Governance Committee of the Board of Directors, c/o Secretary, Murphy Oil Corporation, P.O. Box 7000, El Dorado, Arkansas 71731-7000. The Corporate Governance Guidelines also provide a mechanism by which security holders may send communications to Board members and contain the Company’s policy with respect to board member attendance at annual meetings of shareholders. All Board members, except Mr. Schmale who was not then a member, attended the 2004 annual meeting.

The Public Policy & Environmental Committee assists the Board in monitoring compliance with applicable environmental, health and safety laws and regulations and provides guidance as to public issues affecting the Company.

Charters for the Audit, Executive Compensation, Nominating & Governance and Public Policy & Environmental Committees, along with the Corporate Governance Guidelines and the Code of Ethical Conduct for Executive Management, are available on the Company’s website, www.murphyoilcorp.com/cr/governance, and free of charge from the Corporate Secretary.

Meetings and Attendance

During 2004 there were six regular meetings and two special meetings of the Board of Directors, eleven regular meetings and one special meeting of the Executive Committee, nine meetings of the Audit Committee, two meetings of the Executive Compensation Committee, three meetings of the Nominating & Governance Committee, and two meetings of the Public Policy & Environmental Committee. All nominees attended a minimum of 75% of the total number of meetings of the Board of Directors and committees on which they served.

Compensation of Directors

The Company’s standard arrangement for the compensation of non-employee directors was revised in 2003 to divide remuneration into cash and equity components. Toward this end, a Stock Plan for Non-Employee Directors was submitted to, and approved by, stockholders at the 2003 annual meeting. The aim of the revision was twofold: (i) to further align the interests of directors and the shareholders they represent and (ii) to bring total director compensation to a level near the 50th percentile of the competitive market (as determined by a major national compensation consulting firm) which will enhance the Company’s ability to retain and recruit qualified individuals.

In 2004, the cash component consisted of an annual retainer of $37,500 plus $1,250 for each Board or committee meeting attended. Committee chairmen and the audit committee financial expert received an additional $5,000 and the Chairman of the Board received an additional $75,000. The Company also reimburses directors for travel, lodging and related expenses they incur in attending Board and committee meetings.

The equity component for 2004 was provided by a combination of stock options and time lapse restricted stock. Each director, other than Mr. Schmale, received stock options for 2,100 shares having a grant date present value of $31,332(1). The options vest  1/3 after one year,  2/3 after two years and in full after three years and expire ten years from the date of the grant. The exercise price of $60.59 is equal to the fair market value on the date of the grant, February 3, 2004. The restricted stock, 740 shares valued at $44,622 on February 3, 2004, vests after three years. During the vesting period the shares carry voting and dividend rights but no dispositive power.

Mr. Schmale, elected in August, 2004, received the same compensation on a pro-rated basis. His cash retainer was $15,625 and his equity compensation included stock options for 830 shares having a grant date present value of $15,139(2) and 290 shares of restricted stock valued at $21,721.

For 2005, the cash component will increase to an annual retainer of $50,000, plus $1,500 for each Board or Committee meeting attended. Committee Chairmen and the Audit Committee financial expert will receive an additional $5,000, the Audit Committee Chairman will receive an additional $10,000 and the Chairman of the Board will receive an additional $115,000. The equity component is provided by an award of 1,275 shares of restricted stock valued at $96,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors and its executive officers are required to report their ownership of the Company’s Common Stock and any changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for these reports have been established and the Company is required to report in this proxy statement any failure to file by these dates. In 2004, all officers and directors satisfied their filing requirements.

(1)Values were based on the Black-Scholes option pricing model adapted for use in valuing stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by the executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on assumptions as to certain variables and in 2004 included the following:

• Risk-free rate of return	3.24%
• Stock volatility	27.81%
• Dividend yield	1.86%
• Expected life of option	5 years

Based on the Black-Scholes option pricing model, using the above assumptions, the options granted in 2004 have been valued at $14.92 per share as of the grant date.

(2)Mr. Schmale’s stock options, using substantially similar assumptions and the Black-Scholes model, were valued at $18.24 per share on their August 4, 2004 grant date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

As of December 31, 2004, the following are known to the Company to be the beneficial owners of more than five percent of the Company’s Common Stock:

Name and address of beneficial owner	Amount and nature of beneficial ownership(1)		Percentage
BancorpSouth, Inc.	4,747,104	(2)	5.2%
One Mississippi Plaza
201 South Spring Street
Tupelo, MS 38804

Citigroup, Inc.	4,794,605	(3)	5.2%
399 Park Avenue
New York, NY 10043

T. Rowe Price Associates, Inc.	5,062,273	(4)	5.5%
100 E. Pratt Street
Baltimore, Maryland 21202

Capital Research and Management Company	6,347,400	(5)	6.9%
333 South Hope Street
Los Angeles, CA 90071

(1)	Includes Common Stock for which the indicated owner has sole or shared voting or investment power and is based on the indicated owner’s 13G filing for the period ended December 31, 2004.
(2)	Shares reported are held in various trust accounts of which a subsidiary of the filing person is a trustee. Total includes 99,798 sole voting power shares, 4,647,306 shared voting power shares, 70,213 sole investment power shares and 4,647,306 shared investment power shares.
(3)	Reporting person disclaims beneficial ownership. All shares are shared voting power shares and shared investment power shares.
(4)	These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Total includes 998,963 sole voting power shares and 5,062,273 sole investment power shares.
(5)	An investment adviser registered under Section 203 of the Investment Advisers Act of 1940. All shares are sole investment power shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information, as of February 15, 2005, concerning the number of shares of Common Stock of the Company beneficially owned by all directors and nominees, each of the Named Executives (as hereinafter defined), and directors and executive officers as a group:

Name	Personal with Full Voting and Investment Power (1)(2)(3)	Personal as Beneficiary of Trusts	Voting and Investment Power Only		Options Exercisable Within 60 Days	Total	Percent of Outstanding (if greater than one percent)
F. W. Blue	2,015				2,700	4,715	—
G. S. Dembroski	3,015				2,700	5,715	—
C. P. Deming	545,414	764,768	824,828	(4)	540,000	2,675,010	2.91%
R. A. Hermes	6,015				2,700	8,715	—
R. M. Murphy	475,269	723,038	4,219,226	(5)	2,700	5,420,233	5.89%
W. C. Nolan, Jr.	302,279	203,292			2,700	508,271	—
I. B. Ramberg	2,015				2,700	4,715	—
N. E. Schmale	1,565				—	1,565	—
D. J. H. Smith	7,015				2,700	9,715	—
C. G. Theus	207,759	322,684	1,091,776	(6)	2,700	1,624,919	1.77%
S. A. Cossé	44,279				150,000	194,279	—
W. M. Hulse	22,102				162,500	184,602	—
B. H. Stobaugh	23,023				118,500	141,523	—
J. W. Eckart	9,434				81,950	91,384	—
Directors and officers as a group (7)	1,667,052	2,013,782	6,135,830		1,192,800	11,009,464	11.97%

(1)	Includes Restricted Stock in the following amounts: Blue, Dembroski, Hermes, Murphy, Nolan, Ramberg, Smith and Theus— 2,015 shares each and Schmale—1,565 shares (Stock Plan for Non-Employee Directors); Deming—33,000 shares; Cossé—9,500 shares; Hulse—6,000 shares; Stobaugh—6,000 shares and Eckart—3,500 shares (1992 Stock Incentive Plan). Restricted Stock carries voting power and the right to receive dividends, but no disposition power during the restricted period.
(2)	Includes Company Thrift (401(k)) Plan shares in the following amounts: Deming—51,602 shares; Murphy—5,125 shares; Cossé—6,655 shares; Stobaugh—2,091 shares and Eckart—2,843 shares.
(3)	Includes shares held by spouse and other household members as follows: Deming—215,614 shares and Murphy—146,057 shares.
(4)	824,828 shares are held in trusts for Mr. Deming’s children in a Family Limited Partnership of which Mr. Deming is a Trustee. Beneficial ownership is expressly disclaimed.
(5)	1,244,330 shares are held by trusts for the benefit of others for which Mr. Murphy is trustee or co-trustee and 623,796 shares are held by a private foundation of which Mr. Murphy is President for which beneficial ownership is expressly disclaimed. 2,351,100 shares are held by a limited partnership that is controlled by a limited liability company of which Mr. Murphy is a member. Mr. Murphy has beneficial interest in 196,038 of these shares. Mr. Murphy’s wife and children have a beneficial interest in 2,248 shares and 4,497.4 shares, respectively, for which beneficial ownership is expressly disclaimed.
(6)	Mrs. Theus is co-trustee of siblings’ trusts which hold 1,074,504 shares, she is trustee for 3,342 shares held in trust for her son and 13,930 shares are held by trusts for the benefit of others for which Mrs. Theus is trustee and beneficial ownership is expressly disclaimed.
(7)	Includes nine directors, six officers and one director/officer.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to the individual who served as the Company’s chief executive officer during 2004 and the four other most highly compensated executive officers of the Company at the end of 2004 (collectively, the “Named Executives”):

Summary Compensation Table

	Year	Annual Compensation			Long-Term Compensation Awards		All other compensation ($)(4)
Name and Principal Position		Salary ($)(1)	Bonus ($)(2)	Other Annual Compensation ($)	Restricted stock awards ($)(3)	Securities underlying options
Claiborne P. Deming	2004	955,000	1,645,000	—	603,000	80,000	57,930
President and Chief Executive Officer	2003	895,833	900,000	—	423,400	100,000	681,572
	2002	845,834	—	—	—	120,000	59,475

Steven A. Cossé	2004	437,500	375,000	—	211,050	30,000	26,526
Executive Vice President and	2003	407,500	250,000	—	211,700	40,000	339,601
General Counsel	2002	378,334	—	—	—	50,000	28,343

W. Michael Hulse	2004	326,250	200,000	—	120,600	17,500	19,694
Executive Vice President—	2003	307,500	137,500	—	127,020	25,000	207,591
Worldwide Downstream Operations	2002	285,000	—	—	—	35,000	18,261

Bill H. Stobaugh	2004	310,000	250,000	—	120,600	15,000	15,008
Senior Vice President	2003	287,500	157,500	—	105,850	25,000	168,741
	2002	267,502	—	—	—	30,000	12,086

John W. Eckart	2004	246,667	185,000	—	60,300	10,000	14,846
Controller	2003	227,500	132,500	—	184,515	17,500	105,163
	2002	212,500	—	—	—	15,000	12,052

(1)	Includes amounts of cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers.
(2)	Bonuses were awarded and paid after the end of the year in which they are reported. Because these payments related to services rendered in the year prior to payment, the Company reported bonuses as a component of compensation expense in the prior year.
(3)	Awards in 2004 represent restricted shares awarded on February 3, 2004. Dividends are paid on restricted stock at the same rate paid to all shareholders. Awards are subject to performance based conditions and are forfeited if grantee terminates for any reason other than retirement, death or full disability. The 2004 restricted stock awards vest three years from the date of grant and are valued at the closing stock price on the date of grant. On December 31, 2004, Mr. Deming held a total of 10,000 nonvested restricted shares having a then current value of $804,500; Mr. Cossé held a total of 3,500 nonvested restricted shares having a then current value of $281,575; Messrs. Stobaugh and Hulse held a total of 2,000 nonvested restricted shares having a then current value of $160,900; and Mr. Eckart held a total of 1,000 nonvested restricted shares having a then current value of $80,450.
(4)	The total amounts shown in this column for 2004 consist of the following:

Mr. Deming: $47,750 — Company contributions to defined contribution plans; $8,500 — Dividends on nonvested restricted stock; and $1,680 — Benefit attributable to Company-provided term life insurance policy.

Mr. Cossé: $21,871 — Company contributions to defined contribution plans; $2,975 — Dividends on nonvested restricted stock; and $1,680 — Benefit attributable to Company-provided term life insurance policy.

Mr. Hulse: $16,314 — Company contributions to defined contribution plans; $1,700 — Dividends on nonvested restricted stock; $1,680 — Benefit attributable to Company-provided term life insurance policy.

Mr. Stobaugh: $11,628 — Company contributions to defined contribution plans; $1,700 — Dividends on nonvested restricted stock; and $1,680 — Benefit attributable to Company-provided term life insurance policy.

Mr. Eckart: $12,336 — Company contributions to defined contribution plans; $850 — Dividends on nonvested restricted stock; and $1,660 — Benefit attributable to Company-provided term life insurance policy.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

None of the Named Executives exercised stock options in fiscal 2004. Shown below is information with respect to the fiscal year-end value of unexercised options for the Named Executives:

Aggregated Option Exercises in Last Fiscal Year

and FY-End Option Values

Name	Shares acquired on exercise (#)	Value realized ($)	Number of securities underlying unexercised options at FY-end (#)		Value of unexercised in-the-money options at FY-end ($)*
			Exercisable	Unexercisable	Exercisable	Unexercisable
Claiborne P. Deming	—	$—	430,000	240,000	22,036,911	7,895,650
Steven A. Cossé	—	—	105,000	95,000	5,056,450	3,160,137
W. Michael Hulse	—	—	132,500	60,000	6,926,837	2,028,256
Bill H. Stobaugh	—	—	91,000	55,000	4,527,518	1,874,613
John W. Eckart	—	—	65,700	35,000	3,483,076	1,177,506

* Represents market value of underlying securities at year-end less the exercise price.

OPTION GRANTS

Shown below is further information on grants of stock options pursuant to the 1992 Stock Incentive Plan during the fiscal year ended December 31, 2004 to the Named Executives:

Option Grants in Last Fiscal Year

	Individual grants
Name	Number of securities underlying options granted (#)(1)(2)	% of total options granted to employees in fiscal year	Exercise or base price ($/Sh)	Expiration date	Grant date present value ($)(3)
Claiborne P. Deming	80,000	15.25%	$60.59	02/03/11	$1,193,600
Steven A. Cossé	30,000	5.72%	60.59	02/03/11	447,600
W. Michael Hulse	17,500	3.34%	60.59	02/03/11	261,100
Bill H. Stobaugh	15,000	2.86%	60.59	02/03/11	223,800
John W. Eckart	10,000	1.91%	60.59	02/03/11	149,200

(1)	No stock appreciation rights were granted in 2004.
(2)	Options granted in 2004 vest 50% at the end of two years and 100% at the end of three years from the date of grant and are exercisable for a period of seven years from the date of grant.
(3)	Values were based on the Black-Scholes option pricing model adapted for use in valuing stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by the executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on assumptions as to certain variables and in 2004 included the following:

• Risk-free rate of return	3.24%
• Stock volatility	27.81%
• Dividend yield	1.86%
• Expected life of option	5 years

Based on the Black-Scholes option pricing model, using the above assumptions, the options granted in 2004 have been valued at $14.92 per share as of the grant date.

COMPENSATION COMMITTEE REPORT FOR 2004

Executive Compensation Philosophy and Principles

The Company’s executive compensation policies applicable to the Named Executives are based on principles designed to align the interests of the executives with those of shareholders. Compensation is also intended to provide a direct link with the Company’s values, objectives, business strategies and financial results. In order to attract and retain key executives who are critical to its long-term success, the Company believes that its pay package should be competitive with others in the energy industry. Executives should be rewarded for both the short-term and long-term success of the Company and, conversely, be subject to a degree of downside risk in the event that the Company does not achieve its performance objectives.

As guidance in establishing the proper levels of compensation for its executives, the Company relies on compensation surveys conducted by one or more major consulting firms. The data provided includes an analysis of trends in and the total compensation practices for: general industry, the overall oil and gas industry and a select group of peer companies within the oil and gas industry. Many of the companies in the oil and gas specific surveys are also included in the AMEX Oil Index which is depicted in the performance graph shown on page 16. The Company’s goal is to maintain a total compensation package at or near the 50th percentile of the competitive market.

Toward this end, the Named Executives each have a compensation package which includes a base salary, participation in a cash based annual incentive plan and participation in an equity based long-term incentive plan. Each of these three elements is discussed in more detail below.

Base Salary Practices

In addition to the available survey data, base salaries for the Named Executives are ultimately based on a combination of experience, performance and responsibilities. For each of the Named Executives, their salaries and the amount of increases for 2004 were at or near the mid-point of the salary surveys. Annual salary review for the Named Executives focuses on factors including individual performance, Company performance, general economic conditions and marketplace compensation trends.

Annual Incentive Compensation Program

The Company’s annual incentive plan provides for cash bonuses, based on a percentage of base salary, if the Company achieves a targeted return on capital employed. The target level for 2004 was developed based on a projection of the Company’s weighted average cost of capital. Because the Company met the performance target for 2004, the Named Executives received annual incentive awards for the 2004 plan year in accordance with the Plan’s formula.

Long-Term Incentive Compensation

Long-term incentive compensation is provided by the 1992 Stock Incentive Plan, which provides for stock options, stock appreciation rights and performance-based restricted stock. In 2004, stock options and performance-based restricted stock were awarded. A stock option gives the executive the right to purchase a specified number of shares of the Company’s common stock at a price equal to the market price on the date of the grant. The options, all of which are nonqualified, vest in two years as to half and in three years as to the remaining half. Once vested, the options are exercisable for seven years from the date of the grant. The restricted stock grants are totally performance-based in that the restrictions will only be lifted and the shares earned in the event that the Company meets or exceeds its performance target. The performance target for restricted share grants is the Company’s total shareholder return as compared to a selected peer group of oil and gas companies over a three-year performance period. During this three-year performance period executives are extended voting and dividend rights on their restricted stock. The combination of the

Company’s stock option and performance-based restricted grants in 2004 were based on survey data provided by a major compensation consulting firm, generally between the 25th and 50th percentile levels of energy industry practices. Total grants in 2004 equaled .69% of the Company’s issued and outstanding shares.

Internal Revenue Code Section 162(m)

The Company currently structures its executive compensation packages so as to maintain full deductibility of compensation pursuant to Section 162(m) of the Internal Revenue Code. However, the Company monitors compensation on an ongoing basis and may, when it is considered to be in the best interest of the Company, approve compensation for which deductibility is limited by Section 162(m).

Discussion of 2004 Compensation for the President and Chief Executive Officer

Factors and criteria on which the CEO’s compensation is based are consistent with the policies and philosophies applicable to the other Named Executives outlined at the beginning of this report. Claiborne P. Deming, the Company’s President and CEO, received a salary increase in 2004 of 6.67%. Both the amount of the increase and the resulting base salary are near the median of the competitive market as determined by a major compensation consulting firm. As noted earlier, in 2004 the Company met its performance target as established for the annual incentive compensation plan. As a participant in the plan in 2004, Mr. Deming earned an annual incentive award of $1,645,000. In 2004, Mr. Deming was awarded long-term compensation in the form of 80,000 nonqualified stock options and 10,000 shares of performance-based restricted stock with terms and conditions as discussed above. Mr. Deming’s long-term compensation is below the 25th percentile of the competitive market as determined by a major compensation consulting firm.

This report is submitted by the members of the Executive Compensation Committee: George S. Dembroski (Chairman), Neal E. Schmale and David J. H. Smith.

2005 COMPENSATION FOR NAMED EXECUTIVE OFFICERS

The Committee also set the 2005 target return on capital employed for the Annual Incentive Compensation Plan, the terms and performance criteria of which were approved by shareholders in 2002. Individual targets, expressed as a percentage of base salary, are Deming, 110%; Cossé, 70%; Hulse 65%; Stobaugh, 60% and Eckart, 50%. Each of the Named Executives also received long-term incentive compensation under the terms of the 1992 stock Incentive Plan and ordinary salary adjustments.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2004:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)(2)(3)
Equity compensation plans approved by security holders	4,518,790	$36.93	4,474,035
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	4,518,790	$36.93	4,474,035

(1)	The share numbers in the above table are as of December 31, 2004.
(2)	Number of shares available for issuance determined by calculating one percent of the issued and outstanding shares for the 1992 Stock Incentive Plan, plus 319,320 available shares for the Stock Plan for Non-Employee Directors and 91,455 available shares for the Employee Stock Purchase Plan.
(3)	Assumes that the Management Incentive Plan terminates on May 31, 2008.

SUMMARY DESCRIPTION OF MATERIAL TERMS OF EQUITY COMPENSATION PLANS NOT APPROVED BY SHAREHOLDERS:

The Company’s Canadian subsidiary offers its employees a Canada Revenue Agency approved savings plan. The plan matches on a one-for-one basis employee contributions up to 4% of base salary for employees with less than two years service and up to 6% for those with two years or more service. A number of investment alternatives are available with each employee determining the direction of his/her contributions as well as the Company match. One of the investment alternatives is Murphy Stock. In 2004, the employee directed Company match into Company stock under this plan totaled 1,341 shares.

In 2003 the Company’s UK based subsidiary offered its employees two types of plans that encourage savings and provide for the acquisition of Company stock: the Save As You Earn Plan (SAYE) and a Share Incentive Plan (SIP). The SAYE and the SIP are Inland Revenue approved.

The SAYE allows employees to contribute up to £3,000 annually. Contributions are invested in an approved Building Trust for a three year period, at the end of which, the employee has the option to direct the amount saved and the interest earned to purchase Company stock at a price equal to 90% of the fair market value of the stock at the beginning of that period. It is permitted to run three plans concurrently but the individual savings limit is £3,000 annually on an aggregate basis. The following details the SAYE plans:

	Start Date	Maturity	Options Outstanding	Options Exercised
SAYE 2001	03/01	02/04	—	3,302
SAYE 2002	11/02	10/05	8,494	—
SAYE 2003	05/04	04/07	4,673	—

Under the SIP, employees may contribute up to the lower of 5% of their base salary or £1,500 for the purchase of Company stock. The Company matches the employee purchases on a one-for-one basis. The Company match totaled 3,631 shares in 2004.

RETIREMENT PLANS

The following sets forth information with regard to the retirement plan of Murphy Oil Corporation.

Pension Plan Table

	Years of Service
Remuneration	15	20	25	30	35
$ 200,000	$48,000	$64,000	$80,000	$96,000	$112,000
400,000	96,000	128,000	160,000	192,000	224,000
600,000	144,000	192,000	240,000	288,000	336,000
800,000	192,000	256,000	320,000	384,000	448,000
1,000,000	240,000	320,000	400,000	480,000	560,000
1,500,000	360,000	480,000	600,000	720,000	840,000
2,000,000	480,000	640,000	800,000	960,000	1,120,000
2,500,000	600,000	800,000	1,000,000	1,200,000	1,400,000
3,000,000	720,000	960,000	1,200,000	1,440,000	1,680,000

The compensation covered by the plan is the average cash compensation (salary and bonus) over the highest paid 36-month period during the employee’s last ten years of employment. This covered compensation differs from that reflected in the Summary Compensation Table on page 9 in that, for purposes of the plan, bonus is included as a component of cash compensation in the month and year paid, whereas the Summary Compensation Table presents bonus as a component of the prior year’s compensation.

For the Named Executive Officers, the covered compensation and estimated credited years of service are: Mr. Deming $1,855,000 (26 years); Mr. Cossé $687,500 (25 years); Mr. Hulse $463,750 (15 years); Mr. Stobaugh $467,500 (10 years); and Mr. Eckart $379,167 (14 years).

Benefits are computed on a single life annuity basis and are subject to a deduction for social security amounts. The above table does not reflect any reductions in retirement benefits that would result from the selection of one of the plan’s various available survivorship options nor the actuarial reductions required by the plan for retirement earlier than age 62. It is not feasible to calculate the specific amount attributable to the plan for each employee. The Company had no required contributions to the retirement plan in 2004, and therefore, no contributions were made.

Employees of Murphy Exploration & Production Company, formerly named Ocean Drilling & Exploration Company (ODECO), who were participants in the ODECO plan on the date of its merger into the Murphy plan (August 1, 1992) automatically became immediate participants under the Company’s plan. As a result of this plan merger, the retirement benefits for Mr. Cossé, a former participant in the ODECO plan, will be the greater of: (i) the retirement benefit determined under the Murphy plan as to all credited years of service; or (ii) the retirement benefit determined under the ODECO plan for credited years of service up to July 31, 1991 plus the retirement benefit determined under the Murphy plan for credited years of service from August 1, 1991.

AMENDMENT TO CERTIFICATE OF INCORPORATION TO AUTHORIZE ADDITIONAL SHARES OF COMMON STOCK

On March 11, 2005, the Board of Directors of the Company adopted a resolution proposing an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock from 200,000,000 to 450,000,000. The full text of the proposed amendment is attached hereto as Exhibit A.

The Board of Directors recommends this increase in the number of authorized Common shares to the stockholders so that the additional shares would be readily available if an opportunity should present itself for the Company to acquire assets by exchanging Common shares, or so that capital might be increased, if appropriate, by the issuance and sale of additional Common shares, or if the Board of Directors should in the future determine it to be advisable to distribute additional Common shares to the stockholders by way of stock dividends. The Board of Directors does not at this time contemplate any transaction in which additional Common shares would be exchanged, sold or issued but believes it would be in the best interests of the stockholders for the Board of Directors to have the discretion to issue additional shares if an opportunity requiring the issuance of such shares should arise.

The Common stockholders will not, under Delaware law and the Company’s Articles of Incorporation, have any preemptive rights to subscribe for additional shares of Common stock. Additional shares could be issued without further authorization by Common stockholders and the Board of Directors does not now contemplate that any further authorization from stockholders will be solicited, with respect to the issuance of the shares which would be authorized by the proposed amendment.

The Board of Directors recommends a vote FOR the proposed amendment.

APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors desires that the stockholders indicate their approval or disapproval of the Audit Committee’s action in appointing KPMG LLP the Company’s independent registered public accounting firm for the year 2005. KPMG LLP has been serving the Company and its subsidiaries in this role for many years. The firm has advised the Company that its members have no direct or indirect financial interest in the Company or any of its subsidiaries. Members of the firm are expected to be present at the Annual Meeting for the purpose of responding to inquiries by stockholders, and such representatives will have an opportunity to make a statement if they desire to do so.

The Audit Committee pre-approves any engagement of KPMG LLP. In 2004, the percentage of services designated for audit fees, audit-related fees and tax fees that were approved by the Audit Committee were 69%, 11% and 20%, respectively.

In the event a majority of the stockholders voting should indicate disapproval of the appointment of KPMG LLP, the adverse vote will be considered as a directive to the Audit Committee to select another independent registered public accounting firm for the following year. Because of the difficulty and expense of making any substitution of auditors during a year, it is contemplated that the appointment for 2005 will be permitted to stand unless the Audit Committee finds other good reason for making a change.

The Board of Directors recommends that shareholders vote FOR approval of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year 2005. Proxies solicited on behalf of the Board will be voted FOR this proposal.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

The following line graph presents a comparison of the cumulative five-year shareholder returns (including the reinvestment of dividends) for the Company, the Standard and Poor’s 500 Stock Index (S&P 500 Index) and the AMEX Oil Index.

	1999	2000	2001	2002	2003	2004
Murphy Oil Corporation	$100	$108	$153	$159	$247	$308
S&P 500 Index	100	91	80	62	80	89
AMEX Oil Index	100	109	109	96	125	165

Data are provided by Bloomberg L.P.

AUDIT COMMITTEE REPORT

In connection with the Company’s December 31, 2004 consolidated financial statements, the Audit Committee reviewed and discussed the audited financial statements with management and the specific disclosures contained in the Company’s Form 10-K, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; discussed with KPMG LLP the matters required by Statement on Auditing Standards No. 61 and Independence Standards Board Statement No. 1, and considered the compatibility of non-audit services with KPMG LLP’s independence. The Committee met nine times in 2004. Fees for services provided by the Company’s principal independent registered public accounting firm, KPMG LLP, for the years ended December 31, 2004 and 2003 were as follows:

	2004	2003
Audit fees	$2,144,403	$698,500
Audit-related fees (1)	344,831	113,042

Audit and audit-related fees	2,489,234	811,542

Tax fees (2)	619,153	159,030

All other fees	—	—

Total fees	$3,108,387	$970,572

(1)	Audit-related fees consisted principally of fees for audits of financial statements of employee benefit plans, review of accounting for proposed transactions, Sarbanes-Oxley implementation advice, audits of properties sold in Western Canada, and other reports primarily required by U.S. government agencies.
(2)	Tax fees consisted of services for sales and use tax consultation [which primarily related to services that were rendered in a prior year(s)], income tax consultation and tax compliance services.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2004.

This report is submitted by the members of the Audit Committee: R. Madison Murphy (Chairman), Frank W. Blue, George S. Dembroski, Neal E. Schmale and William C. Nolan, Jr.

STOCKHOLDER PROPOSALS

Stockholder proposals for the Annual Meeting of Stockholders in the year 2006 must be received by the Company at its executive offices on or before December 1, 2005 in order to be considered for inclusion in the proxy materials.

A Stockholder may wish to have a proposal presented at the Annual Meeting of Shareholders in 2006, but without the Company being required to include that proposal in the Company’s proxy statement and form of proxy relating to that meeting. This type of proposal is subject to the advance notice provisions of the Company’s by-laws. In the case of the 2006 Annual Meeting of Stockholders, notice must be received by the Company at its executive offices no earlier than January 11, 2006 and no later than February 10, 2006.

OTHER INFORMATION

The management of the Company knows of no business other than that described above that will be presented for consideration at the meeting. If any other business properly comes before the meeting, it is the intention of the persons named in the proxies to vote such proxies thereon in accordance with their judgment.

The expense of this solicitation, including cost of preparing and mailing this Proxy Statement, will be paid by the Company. Such expenses may also include the charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy material to beneficial owners of shares.

In certain instances one copy of the Company’s annual report or proxy statement is being delivered to two or more stockholders who share an address. Upon request, the Company will promptly deliver a separate copy of the annual report or proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered. Conversely, stockholders sharing an address who are receiving multiple copies of annual reports or proxy statements may request delivery of a single copy.

Requests in this regard should be addressed to:

Walter K. Compton

Secretary

Murphy Oil Corporation

P.O. Box 7000

El Dorado, Arkansas 71731-7000

(870) 862-6411

The above Notice and Proxy Statement are sent by order of the Board of Directors.

Walter K. Compton

Secretary

El Dorado, Arkansas

March 28, 2005

PLEASE COMPLETE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF IT IS MAILED IN THE UNITED STATES OF AMERICA. ALTERNATIVELY, YOU MAY VOTE BY TELEPHONE OR INTERNET AS DESCRIBED ON THE PROXY CARD.

EXHIBIT A

PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION

The Certificate of Incorporation of the Company is hereby amended by deleting the first paragraph of Article FOUR and substituting therefor the following:

“The total number of shares of all classes which the Company shall have authority to issue is 450,400,000, of which 400,000 shall be of the par value of $100 each, designated as ‘Cumulative Preferred Stock’, and 450,000,000 shall be of the par value of $1.00 each, designated as ‘Common Stock’.”

EXHIBIT B

INDEPENDENCE PRINCIPLES AND STANDARDS

To be considered an independent director of Murphy Oil Corporation, the board must determine that a director does not have any direct or indirect material relationship with the Company. Additionally:

a. A director who is an employee, or whose immediate family member is an executive officer, of the Company, is not independent until three years after the end of such employment relationship;

b. A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the listed company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation;

c. A director is not independent if: 1) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; 2) the director is a current employee of such a firm; 3) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or 4) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such firm and personally worked on the listed company’s audit within that time;

d. A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the listed company’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship;

e. A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the listed company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent until three years after falling below such threshold;

f. A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a charitable, educational or other nonprofit organization to which Murphy Oil Corporation or its subsidiaries make contributions (excluding contributions to match those of employees or directors) in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of the organization’s consolidated gross revenues is not independent until three years after falling below such threshold.

200 PEACH STREET

P.O. BOX 7000

EL DORADO, AR 71731-7000

If you vote by telephone or the Internet, please

DO NOT mail back this proxy card. THANK YOU FOR VOTING

INSTRUCTIONS FOR VOTING BY TELEPHONE, INTERNET, OR MAIL

Murphy Oil Corporation encourages you to take advantage of new and convenient ways to vote the shares for proposals to be covered at the Annual Meeting of Stockholders. Please take this opportunity to use one of the three voting methods detailed below to vote these shares. This year, voting has been made easier than ever.

Proxies submitted by telephone or the Internet must be received by 11:59 p.m., Eastern Time, on May 10, 2005.

VOTE BY PHONE—1-800-690-6903

• Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY INTERNET—www.proxyvote.com

• Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL

• Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Murphy Oil Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

MURPHY KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MURPHY OIL CORPORATION

1. Election of Directors For Withhold For All To withhold authority to vote, mark “For All Except” The Board of Directors recommends a vote FOR all All All Except and write the nominee’s number on the line below.

Nominees.

01) F.W. Blue 06) W.C. Nolan, Jr.

02) G.S. Dembroski 07) I.B. Ramberg

03) C.P. Deming 08) N.E. Schmale 09) D.J.H. Smith

04) R.A. Hermes 10) C.G. Theus

05) R.M. Murphy

The Board of Directors recommends a vote FOR this proposal. For Against Abstain

2. Proposed amendment to the Company’s Certificate of Incorporation.

3. Approve the appointment of KPMG LLP as independent registered public accounting firm.

For comments, please check this box and write them on the back where indicated

Yes No

HOUSEHOLDING ELECTION—Please indicate if you consent to receive certain future investor communications in a single package per household

Signature [PLEASE SIGN WITHIN BOX] Date

Proxy – Murphy Oil Corporation

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING, MAY 11, 2005

The stockholder(s) whose name(s) appears on the reverse side hereby appoints William C. Nolan, Jr. and Claiborne P. Deming, or each of them, as the stockholder’s proxy or proxies, with full power of substitution, to vote all shares of Common Stock of Murphy Oil Corporation which the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at the South Arkansas Arts Center, 110 East 5th Street, El Dorado, Arkansas, on May 11, 2005, at 10:00 a.m., Central Daylight Time, and any

adjournments thereof, as fully as the stockholder could if personally present.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE, BUT IF NONE ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE, AND FOR PROPOSAL 2 AND 3.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

IMPORTANT – This Proxy, if mailed, must be signed and dated on the reverse side.

(continued on reverse side)